This  proxy  form is  solicited  on  behalf  of the
                            Board of Directors of DynCorp.

                                     DynCorp
                            2000 Edmund Halley Drive
                                Reston, VA 20191

         The undersigned hereby appoints Dan R. Bannister, Paul V. Lombardi, and Herbert S. Winokur, Jr., and each of them, as proxies, with full power of substitution, and hereby authorizes each of them to present the shares of Common Stock of DynCorp, held of record by or beneficially on behalf of the undersigned as of May 15, 1998 at the Annual Meeting of Stockholders of DynCorp to be held on Wednesday, July 1, 1998 at 10:00 a.m., Eastern Daylight Time, at the offices of DynCorp, 2000 Edmund Halley Drive, Reston, Virginia, and at any adjournment thereof, and to vote such shares as directed below with respect to the matters set forth and upon any other matter which may properly come before the meeting or any adjournment thereof.

Election of directors

|_|FOR re-election of Dan R. Bannister, Paul G. Kaminski, and David L. Reichardt
     (the "nominees") as Class I directors

|_|AGAINST re-election of all three nominees

|_|WITHHOLD AUTHORITY to vote for the following nominee(s) (list names below):



Ratification of independent public accountants

|_| FOR ratification of Arthur Andersen LLP as independent public accountants for 1998

|_| AGAINST ratification of Arthur Andersen LLP as independent public accountants for 1998

|_| ABSTAIN from voting on independent public accountants


                             (date)                    (signature)


                                             (joint owner's signature, if any)